EXHIBIT 12

            UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                        For the Three Months
                                                           Ended March 31
Dollars in millions                                        1994      1993
- ----------------------------------------------------------------------------
Earnings before cumulative effect of
   accounting changes                                      $ 54      $141
Provision for income taxes                                   51       109
                                                            ---       ---
Earnings subtotal                                           105       250

Fixed charges included in earnings:
Interest expense                                             74        81
Interest portion of rentals                                  14        15
                                                            ---       ---
Subtotal                                                     88        96

Earnings available before fixed charges                    $193      $346
                                                           ====      ====

Fixed charges:
Fixed charges included in earnings                         $ 88     $  96
Capitalized interest                                          9         7
                                                           ----      ----
Total fixed charges                                        $ 97      $103
                                                           ====      ====

Ratio of earnings to fixed charges                          2.0       3.4